Press Release

Carmine Pinto to Join Qnective Inc. as Chief Technology Officer

Reno, Nevada - (July 25, 2008) - Qnective, Inc. (QNTV; www.qnective.com) today announced that Carmine Pinto has been named Chief Technology Officer. Reporting to President and CEO Oswald Ortiz, Pinto will be responsible for product development, architecture, project management, operations, information systems and research labs at Qnective's subsidiaries Qporter, Inc., Qporter AG and Qporter Poland SpZoo. Pinto will join Qnective's executive staff.

"Carmine's experience in leading a technology organization and growing a complex platform is outstanding, and we are thrilled that he is joining us," said Ortiz. "Carmine will help the Qporter technology team focus on delivering innovative new ways for our community to communicate with one another."

Pinto has more than 20 years of experience managing global communications for some of the best-known companies in Switzerland. Pinto joins Qnective from Westinghouse Electric AG, where he directed the development and execution of the technology strategy for Italy, Switzerland and South Germany for 7 years.

Prior to Westinghouse, Pinto served 7 years as assistant CTO of Aegerter & Bosshardt AG, where he was responsible for all aspects of technology.

Pinto's experience also includes serving the role of Vice President and CTO at the Swiss presence of Tiscali AG, an international Internet Service Provider where he implemented VoIP services in 4 countries.

Pinto will succeed Tan Siekmann, who has chosen to leave Qnective. Siekmann played an integral role in designing the structure and shepherding the growth of the Qporter technology.

About Qnective Inc.

Qnective Inc., founded in 2005 in Reno, Nevada (USA), is a technology company which develops and sells innovative telecommunications services and software through its subsidiaries Qporter Inc., Qporter Switzerland AG and Qporter Poland SpZoo. Qnective’s mobile phone software suite Qtalk™ uses the data channel instead of conventional communications channels, which results in considerable advantages for users.

Oswald Ortiz, a former senior executive at Swisscom and Tiscali, who today manages the company as President and CEO of Qnective Inc., contributed his more than 15 years of experience in the telecommunications industry to the development of the product.

More information about Qnective Inc. and its Qporter subsidiaries and their products is posted at www.qporter.com and www.qnective.com.

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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with product development, marketing and sales issues, and other factors discussed in the Company's Annual Report on Form 10-KSB, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Contact:

Qporter Schweiz AG
Corporate Communications
Thurgauerstrasse 54
CH-8050 Zurich
Switzerland
Phone: +41 (0)44 307 50-29, Fax: +41 (0)44 307 50-30
Email: media@qnective.com, URL: www.qnective.com